DR. RICHARD F. HEWLETT, Ph.D.

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the use by Searchlight Minerals Corp. in connection with its Amendment No. 4 to the Registration Statement on Form S-1/A to be filed with the United States Securities and Exchange Commission, and related prospectus, and any amendments or supplements thereto (the "Registration Statement"), of my findings included in my report entitled "Clarkdale Slag Project", dated as of June 1, 2005 (the "Report"). I also consent to all references to me in the prospectus contained in such Registration Statement, including under the heading "Experts".

I hereby certify that we have read the Registration Statement and I have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the Report as a result of my providing the Report or that is within my knowledge as a result of the preparation of the Report.

/s/ Dr. Richard F. Hewlett, PhD.
Dr. Richard F. Hewlett, PhD.
Consulting Geologist

July 16, 2008
Date